Exhibit 10.3

KIKO FOODS, INC. PRODUCTION

AND MATERIALS AGREEMENT

This Agreement is entered into this 11th day of March, 2005 by and between the following parties:

•                  Sweet Success Enterprises, Inc. (hereinafter referred to as “SSE” ), a Nevada corporation, represented herein by Bill Gallager, its President.

•                  Kiko Foods, Inc. (hereinafter referred to as “KFI”), a Louisiana corporation represented herein by Max H. Burnell, its President and Chief Executive Officer.

Recitals

A.            KFI is in the business, among other things, of manufacturing, packaging, and formulating liquid food products, including juice drinks, juice beverages, isotonic beverages, specialty beverages, marinades, sauces and other specialty products for sale under its brand or under private label for clients and third party brands.

B.            SSE wishes to purchase a finished Product and potentially other Products from KFI and has requested that KFI manufacture or contract to be manufactured Products bearing SSE’s and/or its clients’ private labels, which KFI has agreed to do.

1.             Designation and Acceptance

During the term of this Agreement, KFI will be the exclusive manufacturer and/or contractor from which SSE will purchase the Products, as defined in Section 2 below. SSE agrees that it will not purchase said Products from any other party so long as KFI is capable of meeting SSE’s needs as outlined in this agreement. Should KFI notify SSE that one or more proposed pieces of manufacturing business exceeds KFI’s ability to accommodate the volume, quality, or packaging style required by SSE, then SSE may arrange with a third party for manufacture of said Products.

2.             Definitions: Products

“Products” means

•      Products, all natural that are custom labeled under any labels owned by SSE or its clients.

•      Any other beverage or food products that may be added to this Agreement by written approval of both parties of this Agreement.

More specific definitions of the Products are contained in Attachment “A”, attached hereto and made a part hereof.

3.             Intellectual Property Rights

(a)   It is understood and agreed that SSE owns all rights in and to the SSE brands or its contracted private label brands, and to the design of its labels as is or will be developed in the future. Nothing in this Agreement shall give KFI any right to or interest in such name(s) or the design of the labels, provided, however, that KFI shall retain ownership in all KFI owned brands, labels, and formulas.

(b)   It is understood and agreed that SSE owns all rights in and to its customers and customer lists. Any information revealed to KFI relative to the preceding sentence shall be deemed confidential and shall remain the sole property of SSE and shall not be used for gain or disclosure by KFI except in the fulfillment of this contract. At no time during the term of this Agreement and for twenty-four (24) months following the termination or cancellation of this Agreement shall KFI compete or attempt to compete with SSE for any of SSE’s business related to the Products of this Agreement.

(c)    It is understood and agreed that KFI owns and may hold confidential its knowledge in the area of food technology, liquid food and packaging development, and formulation, processing, packaging design and pricing. Any such information shall remain the sole property of KFI and shall be kept in confidence by SSE for the term of this Agreement and for a period of twenty-four (24) months following the termination or cancellation of this Agreement. Notwithstanding the preceding or anything in this Agreement to the contrary, upon execution of this Agreement, KFI transfers all rights to the “Sweet Success All Natural Meal Replacement and Fuel Formula.” (the “Formula”). Such Formula shall become the sole and exclusive property of Sweet Success upon execution of this Agreement; however, ownership of the Formula shall revert to KFI in the event that SSE is liable for an Event of Default set forth in Section 14.1(i) or (ii) during the initial term of this Agreement.

4.             Materials Inventory

(a)   SSE acknowledges that in fulfillment of its obligations under this Agreement KFI must purchase and keep in its inventory adequate quantities of certain materials related to the Products, which materials are described in Attachment “B”, attached hereto and made a part hereof. During the term of this Agreement KFI may keep on hand up to sixty (60) days inventory of these materials, it being understood, however, that at termination of this Agreement such inventory will be reduced to nil. In the event that this Agreement is terminated or canceled for any reason other than a KFI Event of Default (as defined in Section 14), SSE will purchase from KFI, at KFI,s cost, KFI’s existing inventory and materials that are on order on the date of termination or cancellation. Items owned by SSE will be removed from the KFI facility within 30 days at the cost of SSE

(b)   Under this Agreement, SSE will be responsible for supplying the supplies required to manufacture the Products that are listed on Attachment “D”, attached hereto and made a part hereof, and other supply(ies) that may from time to time be added with the written approval of both parties. All of these supplies are to be delivered to KFI’s production facility no earlier and no later than the time frame specified by the parties. In all cases SSE shall notify KFI at time of order placement for supply(ies) for delivery to the KFI plant, and shall call to schedule an appointment for delivery of the supply(ies) at least 12 hours in advance of the delivery time (Attachment “F”).

(c)   Under this Agreement, SSE supplied materials will be subject to losses during the course of the normal production and QS cycles. The level of losses guaranteed by KFI are indicated on Attachment “D”. Losses above and beyond the guaranteed maximum levels are reimbursed to SSE via an issued credit against future purchases. Should the run or runs be the last of a contracted period and no future runs are anticipated, then the reimbursement of the excess loss value shall be paid to SSE by check. Inventory reporting to SSE of the SSE owned materials and fluids shall be on a monthly or more frequent basis as determined and agreed to by both parties.

5.             Products Specifications & Sample Production Run

KFI will manufacture or contract to be manufactured the Products in accordance with the Product specifications, quality standards and formulations agreed upon by the parties that are set forth in Attachment “C”, attached hereto and made a part hereof, consistent with sample merchandise demonstrated to SSE by KFI, resulting from bench top preparation and/or an aseptic sample test run. If requested by SSE in writing, a single such aseptic sample run will be arranged for by KFI for SSE at the Tetra Pak pilot plant in Denton, TX, in a Tetra Prisma 250 mL and the charges for which run will be absorbed by KFI. Additionally, KFI will supply SSE with Tetra Prisma mock ups in the 330 mL to use in presentations with the sample and/or other purposes (art for mock up must be supplied by SSE.

6.             Products Warranties

(a)   KFI warrants that no Products will be,

(i)            adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including its food and color additive amendments (the “Act”), or within the meaning of any applicable state or local law or regulation imposing similar requirements;

(ii)           articles which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce, or

(iii)          in violation of the requirements imposed upon KFI by the California Safe Drinking Water and Toxic Enforcement Act of 1986 or any other state or local law or regulation imposing similar requirements on KFI.

(b)   KFI warrants that as of the date hereof there are no pending or threatened lawsuits, proceedings, claims, prior contracts or investigations that could in any material way adversely affect KFI’s performance hereunder.

(c)   KFI agrees,

(i)            to maintain, at its cost, all licenses, permits and other authorizations necessary for the manufacture of the Products and the performance of its obligations hereunder;

(ii)           to comply with all applicable federal, state and local laws and regulations in carrying out its obligations hereunder;

(iii)          to have good and marketable title to the Products, free and clear of any and all liens and encumbrances of any kind; and

(iv)          that the Products will meet the specifications and requirements set forth herein, or as changed and agreed to in writing by both parties of this Agreement, and will be fit for human consumption and will be manufactured in accordance with good manufacturing practices.

7.             Insurance

During the term of this Agreement, KFI will maintain the insurance coverages with at least the minimum limits set forth on Attachment “E”, attached hereto and made a part hereof. KFI will provide SSE with a certificate of insurance evidencing such coverages and minimum limits from a financially sound insurance carrier.

8.             Indemnification

During the term of this Agreement and for a period of twelve (12) months after termination KFI will defend, indemnify and hold harmless SSE, its shareholders, officers, directors, employees, agents and customers from and against all liabilities, losses, damages, claims and expenses that SSE or such other persons are required to pay or incur arising out of,

(i)            KFI’s breach of any warranties made hereunder;

(ii)           KFI’s failure to conform to the Products specifications agreed to by the parties;

(iii)          bodily injury (including death) or property damage resulting from the purchase, sale or use of the Products, which is not the result of SSE (or its agent’s, contractor’s or customer’s) negligence or willful misconduct in the handling, storage, preparation, distribution or sale of the Products after delivery to SSE;

(iv)          any action for infringement of any patent or invention rights arising from KFI’s manufacture of the Products and SSE sale thereof, other than an action based on packaging or labeling requested by SSE; or

(v)           any voluntary or governmental recall of the Products, unless such recall results from SSE (or its agent’s, contractor’s or customer’s) negligence or willful misconduct in the handling, storage, preparation, distribution or sale of the Products after delivery to SSE.

9.             Forecasts

Without forecasts it would be difficult or impossible for KFI to procure and arrange for appropriate raw ingredients, materials, and personnel to conduct and supervise the manufacture on a timely basis. Therefore, throughout the term of this Agreement, prior to the 15th of the middle month of each calendar quarter (February, May, August and November), SSE will provide KFI with a written forecast of Product(s) productions for the next approaching quarter, which forecast will be used for scheduling purposes, to be confirmed by production purchase orders.

10.          Production Purchase Orders

SSE will place written production purchase orders with KFI for the Products no later than five (5) weeks in front of anticipated production date. Production purchase orders (PPO’s) revised downward or cancelled after one (1) week following the submission of PPO are subject to line time penalties as well as ingredients costs penalties. Revisions upwards after the first week of PPO submission are subject to line time availability, ingredients and materials. KFI will deliver the Products to SSE on a timely basis in accordance with SSE PPO’s, FOB the production facility. Location to be determined. SSE will pick up the Products no later than ten (10) days from notification of production completion and product release. Should SSE fail to pick up the Products within the above indicated period, the product will be shipped to local public storage for the account of SSE.

11.          Prices and Payments

KFI will sell the Products to SSE at the prices set forth in attachment “F”. The prices for the Products will be firm from the effective date of this Agreement through December 31, 2005, however at all times the prices will be subject to significant market changes on material and ingredient costs. Thereafter, should there be an increase or decrease in materials or labor costs, the prices will be adjusted by KFI as of January 1st of each year or at such other time as a documented major market price change of ingredients or materials, or Force Majeure, may occur. Such price changes shall become effective thirty days (30) days following notification to SSE and submission by KFI of documentation of changes in ingredients and/or materials costs, and shall continue to be effective for the calendar year or balance of calendar year, as the case may be. Within fifteen (15) days following such price change notification and submission of documentation, should SSE believe that the price changes are not justified, or deemed to render the manufacturing of a Products not viable, it may dispute the changes by submitting written objection with documentation. An attempt by both parties of this Agreement to reach a compromise will ensue. Should compromise be unreachable, SSE or KFI will have the option to cancel this Agreement due to an insurmountable pricing event, see Section 14, b., (i).

(a)   SSE will make 75% of pre-production invoice payment to KFI for production PO quantities within three (3) business days of receiving pre-production invoice, via wire transfer. Production preparation with respect to a production PO will not be commenced until KFI has received aforementioned payment from SSE. Notification of actual production quantities to SSE will be via faxed post production invoice, followed by a mailed hardcopy of post production invoice. The remaining balance of 25% will be wire transferred prior to release of Product for pick up. In the event the actual production volume exceeds the amount set forth on the PPO, SSE shall remit, via wire transfer, the differential amount as well as the 25% balance, which will be shown on the post production invoice, before KFI will release the product for pickup. In the event the actual production volume is less than the amount set forth on the production PO, and in fact less than the amount already paid for, then KFI will provide a credit to SSE for the difference which shall be applied against SSE’s current production invoice and/or a production invoice for immediately subsequent PPO.

12.          Term

This Agreement shall commence on and be effective from the date of the signing of this Agreement, and shall continue for a term of two (2) years from completion by KFI of first production of any SSE Products. At the conclusion of the initial term of the Agreement, it will automatically be renewed for one or more successive two (2) year periods. Should either party wish to terminate this Agreement following the initial term for any reason other than an “Event of Default”, as defined in section 14, written notice must be given to the other party not less than 90 days prior to expiration of the term. Should either party wish to terminate this Agreement following the any successive term, written notice must be given to the other party at least 30 days in advance.

13.          Minimum Production Volume

1.             During the time that this Agreement is in effect, SSE agrees to purchase on an annual basis the following Products and other Products, as may be agreed to at a later date and added to this Agreement, (defined herein as “Minimum Quantity”):

a.     an annual minimum of 100,000 cases of the Products.

1.             During the time that this Agreement is in effect, SSE agrees that the minimum production runs for the Products of this Packing Agreement are as follows:

a.     Aseptic 330 mL Prisma products – 10,000 cases

b.     Order may be split in two flavors, 5,000 minimum each flavor

c.     A 15,000 case order may be split in, three flavors, 5,000 minimum each flavor, this offer is for the first three (3) productions only.

d.     The charge for splitting a production run is $1,500 for each additional flavor after the initial flavor.

Additional products added to this Agreement at a later date may have different minimum production runs and annual volumes from those indicated just above.

Accordingly, the commencement of the twelve (12) month period for Products shall commence on the date that the first shipment of Products is made by KFI to SSE or to an SSE client, as the case may be. Should the Minimum Quantity of purchases of Products not be met within any twelve-month period, KFI shall have the right to adjust the pricing commensurate with the purchasing volume.

14.          Cancellation

1.             Should any of the circumstances set forth below occur, defined herein collectively as “Events of Default”, either party may cancel this Agreement. Such Events of Default include the following:

(i)            the failure of a party to perform its obligations under this Agreement, which failure is not cured within 60 days after written notice thereof from the other party or, if the failure cannot be cured within 60 day, the failure to commence to such cure within 60 days.

(ii)           the party in default becomes insolvent, is adjudicated a bankrupt, seeks relief under any bankruptcy law, has a receiver appointed or makes an assignment for the benefit of its creditors;

(iii)          there has been an Act of God (an unforeseeable incident beyond the control of the party who prevents performance of the obligations herein) which continues for more than ninety (90) continuous days.

If there is an Event of Default, the party not in default may cancel this Agreement by giving written notice of its election to the Defaulting Party and such cancellation will become effective on the date of the default or such later date as may be specified in such notice. Any such cancellation by the Non-Defaulting Party will be without prejudice to any rights or remedies it may have under this Agreement.

2.             Cancellation of all or a part of this Agreement, without Event of Default, may take place in the event of:

(i)            an insurmountable pricing event, see Section 11 (a). Should this option be elected the parties will be required to split, 50%/50% the proposed price change for any purchase orders issued by SSE to KFI for delivery to SSE subsequent to the effective date of the price change notification, and or,

(ii)           a significant reduction in market demand for the Products or the Special Products which creates an inability for KFI to produce or SSE to purchase and resell a volume of Products which is deemed to be profitable by either of the parties of this Agreement.

If there is a cancellation without an Event of Default, the party canceling this Agreement may do so by giving written notice of its election to the non-canceling party of this Agreement and such cancellation will become effective ninety (90) days from the date of receipt of written notice of cancellation by the non-canceling party of this Agreement, unless different timing is agreed to in writing by both parties of this Agreement.

15.          Notices

All notices required or permitted under this Agreement shall be in writing and may be delivered in person or be sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or by facsimile transmission or similar means to the following numbers:

If to SSE, USA:	Sweet Success Enterprises, Inc.
1250 NE Loop 410, Suite 630 San Antonio, TX 78209 Attention: Bill Gallager, President Facsimile No.: (210) 824-3398 E-mail Contact: jagdesk@sbcglobal.net

If to KFI:	Kiko Foods, Inc.
2628 Lexington Avenue Kenner, LA 70062
Attention: Max H. Burnell, President/CEO Facsimile No.: 504-467-2863 E-mail: max@kikofoods.com

16.          Miscellaneous

(a)   This Agreement, including the attachments hereto, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b)   Nothing contained in this Agreement is to be construed as creating a joint venture or partnership between SSE and KFI. KFI will at all times be deemed to be an independent contractor, solely responsible for the manner by and the form in which it fulfills its obligations under this Agreement.

(c)  This Agreement may not be modified or amended, nor may any provision be waived, unless such modification, amendment or waiver is in writing, signed by duly authorized representatives of both SSE and KFI.

(d)  The Governing Law for this Agreement shall be by the state of Louisiana and the parties agree to submit to the exclusive jurisdiction of the Louisiana courts.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

Sweet Success Enterprises, Inc.

By:	/s/ Bill Gallager
Bill Gallager, President

Kiko Foods, Inc.

By:	/s/ Max H. Burnell
Max H. Burnell, President/CEO

ATTACHMENT “A”

Product Definition

Sweet Success Enterprises, Inc. & Kiko Foods, Inc. - Agreement

Products

Items:	Low Acid Aseptic Meal Replacement Beverage under the Sweet Success Brand name, or others. The fluids are per previous Nestle formulations mimicked and altered to become “all natural”.

Flavors:	Dark Chocolate (Bavarian Style), Milk Chocolate (Mocha Chocolate), Vanilla.

Packed:	24/330 mL Tetra Prisma cartons packed 24 singles to the case.

Case Gross Weight:	Not actually known at this time. Estimated at about 14/15 lbs.

Case Specifications:	Not actually known at this time. Estimated at about 14/15 lbs.

ATTACHMENT “B”

Specific Materials

Sweet Success Enterprises, Inc. & Kiko Foods, Inc. - Agreement

MATERIALS LIST:

This materials list is intended to indicate the items supplied by KFI which are specific to or dramatically increased due to the SSE/KFI Production and Materials Agreement. This list may be added to with written approval of both parties of this Agreement.

Kiko Foods, Inc.	Materials: None
Ingredients: Some product ingredients, list to follow at conclusion of formulations.

ATTACHMENT “C”

Quality Standards & Specifications

Sweet Success Enterprises, Inc. & Kiko Foods, Inc. - Agreement

All products produced for Sweet Success will be produced based on the formulas and specifications submitted by Sweet Success to KFI and/or formulated by KFI. Copies of all approved specifications for Products will be attached and are a part of Attachment “C”. Any changes in the specifications will need to be approved by Sweet Success or directed by Sweet Success to KFI, in writing, from an authorized person in the employ of Sweet Success, and changes must be agreed to in writing by both parties of this Agreement. Future Products added to this Agreement will have approved formulations and specifications; copies of approved specifications will be added to this Attachment “C” and will become a part of this Agreement.

KFI will set up a HAACP standards program for each of the Products, and any Products added to this Agreement in the future, for the purpose of assisting in the maintenance of quality standards. The development of the individual items’ HAACP standards will be determined after production has initially taken place. KFI will employ its usual Quality Assurance and Quality Control procedures to maintain the quality standards on the Sweet Success products. All productions done off premise of the KFI facility located in Jefferson, LA will be directly supervised by the KFI QS department.

Attached to this Attachment “C” will be the following items and are a part of this Agreement:

Item Specifications

Item Ingredient Statements

Item Nutritional Panels

Items Listed:

Sweet Success All Natural Meal Replacement Products in All Flavors

ATTACHMENT “D”

Materials Supplied by Nectar Juice, LLC

Sweet Success Enterprises, Inc. & Kiko Foods, Inc. - Agreement

Sweet Success will supply the following materials:

1. All Tetra Laminate for the 330 mL Tetra Prisma package.

As required for the Products, to be produced and/or contracted by KFI, for the duration of this Agreement. Other production items may be added to this list by written approval of both parties of this Agreement.

KFI responsibility as it relates to Sweet Success’s materials:

It is the responsibility of KFI to maintain a performance level of production, and general security that best conserves the SSE material. Relative to overall loss of materials KFI guarantees fluid and packaging materials at the listed levels:

	Fluid	Packaging

Aseptic 330 mL
Minimum 10,000	5%	7% Guaranteed
Split runs of 5,000	8%	11% Estimated

SSE responsibility as it relates to SSE supplied materials:

It will be the responsibility of SSE to get the appropriate materials, above, to location of production in a timely manner. As KFI schedules its production KFI will require the appropriate quantities of materials to be on hand in the production facility, week prior to production schedule, in time to meet the production deadlines. This will be necessary in order to meet SSE delivery deadlines of finished goods. KFI will be scheduling SSE production based on the receipt of the production purchase orders received in writing from SSE. KFI will notify SSE of production dates within 72 hours of receipt of production purchase orders. KFI will require that all materials be in the production facility no more than fourteen (14) work days nor less than seven (7) work days prior to the determined and notified production dates, unless otherwise agreed to in writing by both parties. KFI will cooperate with SSE and will assist in the ordering of the materials if requested to do so.

At the time of termination, within thirty (30) days, of this Agreement, all unused SSE materials as outlined above will be removed from the appropriate manufacturing plant at the cost of SSE.

ATTACHMENT “E”

Insurance

Sweet Success Enterprises, Inc. & Kiko Foods, Inc. - Agreement

Attached to and a part of Attachment “E” are copies of the KFI insurance coverage certificates with the appropriate reference to SSE.

The first document will indicate:

The name of the carrier and the agent and that Sweet Success is named as an additional insured for,

1.             Vendors Broad Form Coverage

2.             General Aggregate, limit of $2,000,000

3.             Personal limit of $1,000,000

4.             Property limit of $50,000

5.             Excess Liability of $4,000,000

The second document will indicate:

That KFI maintains coverage for Recall and Food Contamination to a limit of $1,000,000.

Both insurance certificates indicate proper notification timing (30 days) of coverage maintenance to SSE.

The above listed documents are considered a part of this attachment and the SSE/KFI Agreement.

ACORDTM CERTIFICATE OF LIABILITY INSURANCE							DATE (MM/DD/YYYY) 03/01/2005
Producer (985) 386-3511 Jackson Vaughan Agency, Inc. 121 West Pine Street P. O. Box 770		FAX (985) 386-3487

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

Ponchatoula, LA 70454					INSURERS AFFORDING COVERAGE				NAIC #

INSURED	Kiko Foods Inc				INSURER A:	HANOVER INSURANCE COMPANY
	2628 Lexington St				INSURER B:	LEMIC
	Kenner, LA 70062-0000				INSURER C:
INSURER D:
INSURER E:
COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADD’L INSRD	TYPE OF INSURANCE		POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS
		GENERAL LIABILITY		ZHO 6266248 04	10/09/2004	10/09/2005	EACH OCCURRENCE		$1,000,000
		☒ COMMERCIAL GENERAL LIABILITY ☐☐ CLAIMS MADE ☒ OCCUR					DAMAGE TO RENTED PREMISES (Ea occurence)		$50,000
A		☐					MED EXP (Any one person)		$5,000
		☐					PERSONAL & ADV INJURY		$1,000,000
		GEN’L AGGREGATE LIMIT APPLIES PER:					GENERAL AGGREGATE		$2,000,000
		☐ POLICY ☐ PROJECT ☐ LOC					PRODUCTS - COMP/OP AGG		$2,000,000

		AUTOMOBILE LIABILITY					COMBINED SINGLE LIMIT
		☐ ANY AUTO					(Ea accident)		$

		☐ ALL OWNED AUTOS					BODILY INJURY
							(Per person)		$
☐ SCHEDULED AUTOS
BODILY INJURY
		☐ HIRED AUTOS					(Per accident)		$

		☐ NON-OWNED AUTOS					PROPERTY DAMAGE
		☐					(Per accident)		$
☐

		GARAGE LIABILITY					AUTO ONLY - EA ACCIDENT		$
		☐ ANY AUTO					OTHER THAN	EA ACC	$
		☐					AUTO ONLY:	AGG	$

		EXCESS/UMBRELLA LIABILITY		UHO6636508-03	10/09/2004	10/09/2005	EACH OCCURRENCE		$4,000,000
		☒ OCCUR	☐ CLAIMS MADE				AGGREGATE		$
A									$
		☐ DEDUCTIBLE							$
		☒ RETENTION $							$

WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY				777-08966-04	12/28/2004	12/28/2005	WC STATUTORY LIMITS	OTHER
							E.L. EACH ACCIDENT		$1,000,000
B		ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED?					E.L. DISEASE - EA EMPLOYEE		$1,000,000
							E.L. DISEASE - POLICY LIMIT		$1,000,000
If yes, describe under SPECIAL PROVISIONS below

OTHER
DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/EXCLUSIONS ADDED BY ENDORSEMENT/SPECIAL PROVISIONS

************REVISED********************

CERTIFICATE HOLDER	CANCELLATION

Sweet Success Enterprises, Inc. 1250 NE Loop 410, Suite 630 San Antonio, TX 78209

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 10 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE
/s/

ACORD 25 (2001/08)	© ACORD CORPORATION 1988

ATTACHMENT “F”

Pricing, Payment Terms, Warehousing, & Receiving

Sweet Success Enterprises, Inc. & Kiko Foods, Inc. - Agreement

Pricing:

Included with this Attachment “F” and a part of it, is the official quotation on the product to be produced. Requested changes in pricing will be submitted by KFI and when approved by SSE, will be attached to and become a part of Attachment “F” and will become a part of this Agreement.

Attached Find Price List(s) and documents as Follow:

Products Price List:

A price list may be attached or the pricing may be outlined in this paragraph.

Warehousing:

SSE Attached warehousing policy and costs.

Receiving:

SSE Attached receiving policy.

Payments:

All payments to be made via wire transfer within the Agreement terms, SSE Section 11,b:

Payments to:

Kiko Foods, Inc.

Remittance Address: NEED WIRING INFO HERE

Kiko Foods, Inc.

PO Box 61051

New Orleans, LA 70151-1051

Remittance information is subject to change by KFI upon written two week (2) notice to SSE.

Sweet Success Enterprises, Inc.

Quotation [ILLEGIBLE] Meal Replacement Production

Date of Quotation                03-Mar-05

KFI FEE	Per Case	KFI	Tetra	Total	Unit	NO SPLIT	Unit
$0.50*	0 / 99,000	$13.58	$2.40	$15.98	$0.666	$15.83	$0.659
$0.40*	100,000 Annual	$13.48	$2.40	15.88	$0.662	$15.73	$0.655
$0.35*	150,000 Annual	$13.43	$2.40	$15.83	$0.660	$15.68	$0.653
$0.30*	200,000 Annual	$13.38	$2.40	$15.78	$0.658	$15.63	$0.651
Fee included in pricing.		Minimum Order:	10,000	Split Fee Included in Pricing:			$1,500
Minimum Production Run Size:		10,000	Cases	Lead Time, weeks, for Production:			5 Weeks
Minimum Split Production Run:		5,000	Cases

Terms of Payment:	Wire Transfer CIA*:	75% of the Full Billing
	Wire Transfer:	25% Balance on Release
* Initial wire transfer to be submitted with PO.
Process of production will begin on receipt of initial wire transfer.

Timing Includes: Raw materials must be in production facility 1 week in advance of Prod. Quarantine following production is 10 days. 2 weeks to ship raw materials.  1/2 week for actual production run.

Packaging Agreement and Credit Application is required to do business.

Additional information relative to doing business is located in the packaging agreement

Quotation Submitted by

Max H. Burnell                                                                 KIKO FOODS INC.

Explanation of KIKO Foods Fee:  The Kiko Fee reduction is paid on an annual basis as targets are met During any given 12 month period based on anniversary of 1st production, KFI will rebate to customer $0.10 per case or $10,000 when the 100,000 case level in production is met.  At that point and for the balance of the year the billing price will be adjusted to the 100,000 case tier level.  If the 150,000 case tier level is met during the same year an additional $0.05 per case will be rebated to the customer and the billing price will again be adjusted downwards appropriately.  And so on for the 200,000+ case tier.

KIKO FOODS, INC.
CO-PACK
CUSTOMER WAREHOUSE POLICY

Customer Owned Raw Materials

Kiko Foods, Inc. (KFI) will handle and store necessary amounts of customer raw materials. All customer raw materials required for a production must be received by KFI not earlier than 15 working days or later than 5 working days prior to scheduled production date. Any customer raw material not received within the prescribed period above could cause the rescheduling of the production based on line availability. All inbound shipments of customer raw materials must meet all the criteria and be handled in compliance with Kiko Foods, Inc. Receiving Policy SOP 25. In the event a contract is terminated either by a customer or KFI, the customer will have thirty (30) days to remove ail customer owned raw materials. The removal will be solely at the customer’s own expense. Customer raw materials not removed will be disposed of by KFI and the customer will be responsible for any and all charges incurred.

Customer Owned Finished Goods

KFI will handle and store customer owned finished goods (finished goods invoiced to customer upon completion of production) for a period of thirty (30) days from the completion date of a product run at no additional charge. This thirty (30) day period includes any time required by the Quality Standard Department including quarantine. Following the initial thirty (30) day period the customer will be invoiced according to the following schedule:

1)     On the 31st day of storage – KFI will invoice the customer in advance for 31 through 60 days of storage at a rate of $0.09 per case, not proratable.

2)     On the 61st day of storage – KFI will invoice the customer in advance for 61 through 90 days of storage at a rate of $0.14 per case.

3)     On the 91st day of storage - KFI reserves the right to move any or all of the customer owned finished goods at any time into an alternate storage location at the customer’s expense or continue invoicing the customer at the rate of $0.14 per case in advance for each 30 day period.

Customer Inventory Insurance Coverage

KFI shall not be liable for any loss or injury to goods stored however caused unless such loss or injury resulted from the failure by KFI to exercise such care in regard to them as a reasonably careful man would exercise under like circumstances. KFI is not liable for damages, which could not have been avoided by the exercise of such care. Goods are not insured by KFI against loss or injury however caused.

KFI declares that damages are limited to 100% of the billing price for the warehoused finished goods to the KFI customer and 100% of the value of the cost of any customer owned raw materials.

KIKO FOODS, INC.
RECEIVING POLICY
SOP 25

Kiko Foods, Inc. (KFI), maintains a perpetual inventory. In order to insure control and accuracy, it is mandatory that the receiving policy and procedures be followed for all items received by KFI, as outlined below.

This procedure will include any and all supplies received by Kiko Foods, Inc. and not limited to supplies purchased directly by Kiko Foods, Inc.

Kiko Foods Receiving Program

Receiving Appointment

Receiving hours are from 7:00 a.m. till 12:00 p.m. Monday through Friday

All deliveries require an appointment made with the Warehouse Manager at least 72 hours in advance of delivery. KFI will make every attempt to accommodate shipments with an appointment made with less than the required lead-time, on a work in basis, but will not be responsible for demurrage charges. No deliveries will be received without an appointment. Carriers must supply KFI receiving with all necessary information, Shipper, Purchase Order # and Case Count,

Purchase Orders

Purchase Orders will be generated by the KFI administrative office for all supplies being shipped to KFI, including supplies owned by KFI and/or customer supplies. Customers will be responsible for notifying KFI of all inbound supplies and will be responsible for any and all demurrage or layover charges incurred due to lack of notification.

All supplies received by KFI will require a KFI Purchase Order on file with the Warehouse Manager. No receiving appointment will be made without a KFI Purchase Order.

Receiving Supplies

All supplies received by KFI must meet all specifications as outlined when purchased by KFI or KFl’s customer. All trucks and products will be checked to insure all HACCP requirements are met.

1)     First a visual inspection of the trailer is made. The trailer must be clean and free of trash, debris and traces of insects. KFI reserves the right to refuse to unload any truck that does not meet our cleanliness standards.

2)     As each pallet is unloaded a visual inspection for integrity of the packaging and an evaluation is made for any damaged supplies. All damaged supplies will be refused and noted on the Bill of Lading.

3)     The Quality Standards department will verify and insure that all supplies meet or exceed any and all specifications outlined by KFI and/or the customer.

4)    When all testing is completed and the supplies has been deemed to meet all standards it may be received and placed into inventory by the Warehouse Manager.

Quality Standards Inspection of Supplies

The Quality Standards Department will verify and insure that all supplies meet all requirements outlined by KF1 and/or the customer.

Juice/Puree Concentrated Supplies

Juices and Puree concentrates require specific tests depending on the specification and requirements of KFI or its customer.

Lot Tracked Supplies

All lot-tracked supplies upon receipt will be issued a lot number that will identify the supplies by the date and time of its arrival. The Warehouse Manager in accordance with the below requirements will issue the lot number. Lot tracking will be required on company-specified supplies, as well as all Kosher, Organic, and Non Company owned supplies.

Lot Numbers will be assigned upon arrival of supplies in the following manner:

08060010

MMDDYY##

MM = Two digit number for Month; August = 08

DD = Two digit number tor Day; 06

YY = Two digit number for Year; 00

## = This two-digit number will indicate the hour in which supplies are received, or in the case of multiple supplies received the same hour or on the same truck. This number will be assigned in numeric order beginning with 25.

Lot number will be stamped on sticker and attached to the incoming supplies for easy identification. Organic Products will be identified using the green day glow organic sticker with the lot number stamped on each one. Kosher Products will be identified using the yellow day glow Kosher sticker with the lot number stamped on each one.

KFI INCOMING INGREDIENT EXAMINATION RECORD

Date	#of Car/Carrier	Product	Was Car & Product Under Fumigation?	Type of Fumigation Used	# of Broken Bags	# of Insects in Carrier	Rodent Excreta Found	Temp. of Carrier	Temp. of Product	Comments

ATTACHMENT “G”
Sample Run, Research & Development Policy & Pricing
Sweet Success Enterprises, Inc. & Kiko Foods, Inc. - Agreement

I.              TEST PRODUCT RUNS

In the event that a perspective or established customer requests Kiko Foods, Inc, (KFI) to produce a test run prior to a production. KFI will do everything within reason to satisfy the customer request taking into account scheduling and production commitments.

Due to inherent restrictions in the processing procedure KFI has established the duration of a test run to be eight hours and priced accordingly. KFI will not be held responsible for any losses of materials or fluids incurred in the production of a test run.

The minimum test run batch will be 300 gallons to a maximum of 500 gallons.

The maximum flavor varieties will depend strictly on the flavor compatibility and CTP requirements.

The standard pricing established for test runs that meet the requirements above is as follows:

Test Run Fee	$5000.00
(This is basically an 8 hour line lease)
Laminate per finished Case	$3.36
Misc. packaging per Case	$0.32

Any ingredients used in the production of the batch supplied by KFI will be invoiced to the customer at quoted pricing at the time of the sample production..

The finished test products are the property of the customer and their responsibility to remove from the KFI facility and use or dispose of promptly. Shipping of the samples is at the cost of the customer.

Terms –         Test Run Fee in advance of production.

Packaging materials and fluid billed upon completion of test run.

NOTE:

The above policy is KFl’s standard policy for the production of aseptic samples. For current customers, as is SSE, KFI reduces the Test Run Fee portion of the policy by 50% and waves the advance payment.

II.            Research and Development

Attached

RESEARCH AND DEVELOPMENT

Kiko Foods Inc. (KFI), is in a unique position in our industry to have on premise a fully equipped Research and Development Department staffed by qualified personnel. KFI, offers this amenity to our customers to aid in designing new products or line extensions to an existing family of products. KFI, believes that in order for our customers to be a success we need to make an investment and our R&D department is our investment. Making sure a sample meets our customer’s requirements and needs is a tedious and time-consuming process. The end result in this process is KFI producing new quality products for our customers. The R&D department is available o all of our customers on an availability basis.

New Product Development

The standard pricing for R&D work is outlined in the schedule:

R&D Deposit/Fee	$1000.00
Bench Top Samples	No Charge
Packaging Samples	No Charge
Shipping Samples as required	Customers Expense

All samples supplied will be bench top samples and not necessarily packaged in the container desired for the finished product. Shipping of the bench top samples will be at the customer’s expense and charged via a customer supplied carrier account number.

The R&D deposit will be applied against the first production run of the product designed.

Once a customer commits the product to production the formula of the product designed will be proprietary to the specific customer, unless otherwise specified. All formulas will be the property of Kiko Foods, Inc.

Terms – R&D fee in advance of development.